UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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WAFD, INC.

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The following is a transcript from WaFd’s internal all hands call on September 8, 2026.

Internal Call Transcript

Brad Goode

Good afternoon. I'm Brad Goode, marketing director, along with the executive management team for WaFd Bank, and a couple of other distinguished guests that you will meet in just a minute. I am sure by now you have all heard very exciting news that we released yesterday, Monday on Labor Day. Wasn't that fun to just sneak it right out there on Labor Day?

And that's what we did. Biggest news for the bank in this 110-year history. So, WaFd Bank and EverBank are entering a strategic partnership. As you know by now, the plan is to change regional banking. There are of course, a lot of moving parts that come with this, right? And a lot of numbers to digest in joining forces the way we will.

And we know you have plenty of questions. So, let's learn more about this opportunity. What it means for the team with our executive management team beginning with our president and CEO Brent Beardall. Brent, take it away.

Brent Beardall

Thank you very much, Brad. And before I go on to my scripted portion here, thank you, everyone, for all you're doing for us today for your clients.

This is a big deal. I'm sure this is shocking news to everyone on this call, but I hope you come to realize, like I have, that this is shocking in a really good way. And the proof will be in the pudding. I know talk is cheap, and we plan on delivering for you and for our clients. You'll notice in today's call that we are going to do our best to stick to the script, because anything we say is technically viewed as a proxy solicitation.

And so will have to be filed with the SEC. So we will do our best to stay on script and not ad lib it. Does that work for you, Kim? Yes. Okay. Thank you. Okay. Let me start by saying this is a big deal. I don't take this lightly in any way, nor has our board of directors or any of us as our management team.

I've been entrusted by the board and my predecessors, Roy Whitehead and Guy Pinkerton, to lead WaFd in a way that gives us the best opportunity to thrive. And I take that very seriously. It's an honor. We have been a source for value and stability for 109 years now. We want to thrive for you, our colleagues, for our communities, for our clients, and for our shareholders.

I am convinced that this opportunity to partner with EverBank makes us stronger than we are today by ourselves. How are we better together? Most importantly, I think our cultures fit. We are both teams that work hard to serve our clients. Sincerely, when I went to see Greg and the Jacksonville office, it was like finding long lost brothers and sisters on the other coast.

I think our teams are getting along incredibly well with the EverBank teams and vice versa. What does being the seventh largest mid-cap bank in the country do for us? It gives us structure. We need to continue to grow and scale, and even greater ability to make a positive impact in the regions we serve. We also know M&A is happening throughout the industry.

So, you're probably wondering why is this better than WaFd buying other banks? Here are some reasons. Stability for our clients and front-line bankers. As you continue to operate our bank regionally with our “Build 2030” focus, we now have options for funding. We know growing non-interest bearing deposits is slow and hard. Winning business one good client at a time.

The direct bank is a great option for us to supplement what we're doing. I want to be clear we're not getting out of the non-interest bearing deposit market. We want to earn as much as we can. That's fantastic. But we are not solely reliant on non-interest deposits because of what we're doing today. Expanding commercial banking capabilities with a broader array of sophisticated lending products and nationwide footprint.

Not only will we have a differentiated product set, we also will have the systems to be able to serve those adequately, more than adequately. We'll really have state-of-the-art systems there. We reach our Build 2030 goals for return on average tangible common equity, making the bank stronger than the two of us independently today.

Kelli, will you explain how our earnings will improve as a result?

Kelli Holz

Certainly, Brent. There are three primary comments I want to make around our earnings and essentially immediate improvement to profitability. One, the magic of merger accounting. This transaction is technically a reverse merger, where our balance sheet will be marked at current fair value, and those marks will accrete into income going forward.

For example, our single family book today, approximately $7 billion, has an average yield on our books at 4.25%. The fair value mark will bring that yield up on that portfolio to the mid sixes today, where mortgages are currently being originated. Second, cost savings projected with this partnership amount to a very reasonable 11% reduction on the combined expense base between the two companies of $1.2 billion.

How do the high yields from the consumer direct online account opening vertical help us, given our Build 2030 goal was to grow non-interest bearing deposits? Growing non-interest bearing deposits is still a focus for us, as Brent mentioned. In addition, with this partnership, we will have the ability of scale to provide increased net interest income to pay the bills, also known as non-interest expense.

EverBank achieves a higher yield on its loans and assets, and also incurs a higher (or reasonable) cost of funding; a fair cost of funding on its deposits and borrowings. They offer a different product mix for both loans and deposits. Complementary to what we offer, it really does round out our product offerings to support our clients’ needs.

I will now pass it to Ryan to share a bit about the product offerings and the overall credit philosophy.

Ryan Mauer

Thank you, Kelli. As you would expect, the due diligence regarding the credit portfolios for both banks was an extensive process. For this, we undertook a three-pronged approach that included an internal review, as well as two separate third party consultants that we hired as part of that review.

These reviews included credit policies, risk rating methods and results, loan and line files, credit concentrations, and key credit metrics. Overall, the strength of both portfolios was evident, as well as generally shared risk appetite and credit philosophies. The credit cultures are well aligned. While both banks offer different lending products, they are complementary of one another without significant overlap. This means that on a combined basis, we materially improve the diversification of the portfolio from a product and geographic standpoint and enhance our ability to go to market. For example, specific commercial lending verticals for EverBank include fund finance, structured mortgage finance, corporate asset finance, public finance and vendor finance, all of which are complementary to lending products.

While these are different lending products with different risks, we have found them to be very well structured and underwritten. Conversely, WaFd's expertise in lending, including construction and other CNI verticals such as energy lending and small business CNI complement the overall product set. Big picture, the combination results in improved scale and upside, scalability. More market opportunity. More arrows in the quiver related to lending products and a common culture.

With that, I will pass to Cathy for her comments.

Cathy Cooper

Thanks, Ryan. As Brent mentioned, EverBank's deposit strategy is different than our Build 2030 focus on growing non-interest bearing checking. The majority of their deposits sit in higher yielding savings, money market and CDs, most of which or many of which were solicited via their online direct to consumer bank.

They also have specialty deposits, including using a platform called Raisen to bring in nearly a billion in new money since just April. They have cracked the code on building an online bank and do a very good job at it. We will be able to each leverage our strengths, as their branches can eventually expand product offerings by attracting small business clients, originating Express loans, and growing lower cost accounts like checking. Here at WaFd, we must continue building relationships in our local communities, one client at a time. In fact, it's of critical importance to making this partnership pencil. So keep doing what you're doing. Bread and butter community banking in over 200 branches across nine states is the value that we bring to our combined company. In fact, we want to maintain separate branding to protect that value.

Maybe one day we will all become EverBank. It's a great name, after all, but not at the expense of doing it too soon and damaging primary client relationships that we've been working so hard to build. I'm going to turn things over to Kim.

Kim Robison

Thanks, Cathy. Focusing on growth and sustainability requires making deliberate technology choices to deliver high-quality products, services, and support.

Through thoughtful collaboration, we are evaluating our options to make technology decisions that will propel us forward. For instance, a major opportunity ahead is to bifurcate our core by leveraging their robust and sophisticated IBS commercial loan servicing core. Our future-state technology stack is just one of many opportunities that excites us as we build a stronger future together.

Brent Beardall

Thank you very much, Kim, and thank you to the members of management team.

Thank YOU for joining us today. We know there will be a lot more questions. We will put out the frequently asked questions. We'll try to address those as your questions come in. We want to be totally transparent in this process. Trust and respect and transparency are the way we are going to operate going through this process. And I truly believe we are stronger together and I'm grateful for this opportunity. Thank you so much for joining us today.

Statement Regarding Forward-looking Information

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the beliefs, plans, goals, expectations and estimates of WaFd, Inc. (“WaFd”) and EverBank Financial Corp (“EverBank”). Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target,” “plan,” “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of WaFd and EverBank, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in WaFd’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the following factors, among others: (i) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between WaFd and EverBank; (ii) the outcome of any legal proceedings that may be instituted against WaFd or EverBank, including potential litigation that may be instituted against WaFd or its directors or officers related to the proposed transaction or the definitive merger agreement between WaFd and EverBank; (iii) the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; (iv) the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of WaFd; (v) the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where WaFd and EverBank do business; (vi) certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) diversion of management’s attention from ongoing business operations and opportunities; (ix) reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (x) WaFd’s and EverBank’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; (xi) currency and interest rate fluctuations; (xii) success of hedging activities; (xiii) material adverse changes in economic and industry conditions, including the availability of short and long-term financing; (xiv) general competitive, economic, political and market conditions; (xv) changes in asset quality and credit risk; (xvi) the inability to sustain revenue and earnings growth; (xvii) inflation; (xviii) customer borrowing, repayment, investment and deposit practices; (xix) the impact, extent and timing of technological changes; (xx) capital management activities; (xxi) other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the State of Washington; (xxii) legislative and regulatory actions and reforms; and (xxiii) other factors that may affect future results of WaFd and EverBank.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in WaFd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of WaFd’s website, www.wafdbank.com/about-us/investor-relations, under the heading “SEC Filings” and in other documents WaFd files with the SEC (available at www.sec.gov). All such factors, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements, should be considered carefully when making decisions with respect to WaFd and EverBank.

Any forward-looking statements contained in this document represent the views of WaFd and EverBank only as of the date hereof and are presented for the purpose of assisting their respective shareholders and analysts in understanding WaFd’s and EverBank’s financial position, objectives and priorities and anticipated financial performance as at and for the periods ended on the dates presented, and may not be appropriate for other purposes. Neither WaFd nor EverBank undertakes to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities legislation.

Important Other Information

In connection with the proposed transaction, WaFd intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, WaFd will mail the definitive proxy statement to each shareholder entitled to vote at the meeting relating to the proposed transaction.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF WAFD ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING WAFD’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WAFD AND THE PROPOSED TRANSACTION.

Investors and shareholders of WaFd will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Brad Goode, WaFd, Inc., 425 Pike Street, Seattle, Washington 98101, telephone (206) 626-8178.

Participants in the Solicitation

WaFd, EverBank and certain of WaFd’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding WaFd’s directors and executive officers is available in the proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.